Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Avanir Pharmaceuticals, Inc.

at

$17.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated December 12, 2014

by

Bigarade Corporation

an indirect wholly owned subsidiary of

Otsuka Pharmaceutical Co., Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 12, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE SO EXTENDED, THE “EXPIRATION TIME”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

December 12, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Bigarade Corporation, a Delaware corporation (the “Purchaser”), an indirect wholly owned subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint-stock company organized under the laws of Japan (“Otsuka”), to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.0001 per share (each, a “Share”), of Avanir Pharmaceuticals, Inc., a Delaware corporation (“Avanir”), at a price of $17.00 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2014 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), the Antitrust Condition (as defined in the Offer to Purchase), and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) by the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time;

5. A letter to stockholders of Avanir from the Chief Executive Officer of Avanir, accompanied by Avanir’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 12, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 1, 2014 (as it may be amended or supplemented, the “Merger Agreement”), by and among Avanir, Otsuka and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Avanir, with Avanir continuing as the surviving corporation and a wholly owned indirect subsidiary of Otsuka (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Avanir as treasury stock or owned by Otsuka or the Purchaser, all of which will be canceled and will cease to exist, and (ii) Shares owned by any stockholder of Avanir who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) shall be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes.

The board of directors of Avanir has unanimously (i) determined that it is in the best interests of Avanir and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by Avanir of the Merger Agreement, the performance by Avanir of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Time if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Purchaser’s expense.

Very truly yours,

INNISFREE M&A INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR AVANIR, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833

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